Exhibit 10.1

Standard Non-Employee Director Compensation
(Adopted by the Board of Directors on May 9, 2013 to be effective June 1, 2013)

Annual Fees
Annual Fees — Each Non-Employee Director:
•	$30,000 (payable in quarterly installments)
•
An award on the date of each Annual Meeting of Stockholders of shares of restricted common stock that has an accounting income charge under FAS 123R of $50,000 and that is subject to the following basic terms:

Restrictions:  The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest.  In addition, as a condition to the award, the recipient must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.
Vesting:  Vesting of the restricted stock award shares shall occur on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled; and upon a change in control of the Company as defined in the Company's Stock Incentive Plan.
Forfeiture:  The shares of restricted stock shall be forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his death, permanent disability or a change in control of the Company.

Additional Annual Fees: (payable in quarterly installments)
• Lead Director	$15,000
• Chairman of the Audit Committee	$25,000
• Chairman of the Compensation Committee	$15,000
• Chairman of the Corporate Governance & Nominating Committee	$10,000
Meeting Fees*
In-Person Meetings	Per Director/Per Meeting
• Board Meetings	$ 1,500
• Committee Meetings
Audit Committee Meetings
In connection with a Board meeting	$ 1,000
Not in connection with a Board meeting	$ 1,500
Other Committee Meetings
In connection with a Board meeting	$ 500
Not in connection with a Board meeting	$ 750

Telephonic Meetings (Board & Committee Meetings)
• One hour or longer	$ 750
• Less than one hour	$ 500

*
In-person Board and committee meetings that run over from one day to the next are paid as a single meeting.  Meetings of non-employee directors in person or by conference telephone call that are not formal or minuted meetings are paid as a regular Board meeting.  Time spent by non-employee directors at the Company's investor conferences or attending continuing education events are not separately compensated, but the expenses of doing so are reimbursed.